Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
SECOND QUARTER FISCAL YEAR 2021 RESULTS

Houston, Texas
November 4, 2020

•	Net loss of $27.9 million, or $0.95 per diluted share, in Q2 FY21

•	EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $54.2 million in Q2 FY21 compared to $44.3 million in Q1

•	Adjusted Free Cash Flow excluding Net Capex was $57.0 million in Q2 FY21

•	As of September 30, 2020, unrestricted cash balance was $301.4 million with total liquidity of $358.6 million

•	During September, the Company repurchased 345,327 shares at an average price of $21.93 per share

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $27.9 million, or $0.95 per diluted share, for its second quarter ended September 30, 2020 (“current quarter”) on operating revenues of $295.7 million compared to net income attributable to the Company of $71.5 million, or $5.16 per diluted share, for the quarter ended June 30, 2020 (“preceding quarter”) on operating revenues of $261.5 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $12.6 million in the current quarter compared to $97.0 million in the preceding quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $54.2 million in the current quarter compared to $44.3 million in the preceding quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended,
	September 30, 2020	June 30, 2020
EBITDA	$12,568	$96,974
Special items:
Organizational restructuring costs	$13,326	$3,011
Loss on impairment	17,596	19,233
PBH intangible amortization	5,644	5,136
Merger-related costs	4,497	17,420
Government grants	(2,201)	(1,760)
Bargain purchase gain	(5,660)	(75,433)
Early extinguishment of debt fees	—	615
Change in fair value of preferred stock derivative liability	—	(15,416)
	$33,202	$(47,194)
Adjusted EBITDA	$45,770	$49,780
(Gains) losses on asset dispositions, net	8,473	(5,522)
Adjusted EBITDA excluding asset dispositions	$54,243	$44,258
“Despite the challenging conditions in the offshore oil and gas industry, which are likely to persist for the next year, Bristow’s robust cash position and diversified, resilient business model facilitated the return of capital to shareholders via opportunistic share repurchases,” said Chris Bradshaw, President and Chief Executive Officer of Bristow. “We will continue to execute a capital-disciplined approach, focused on generating positive free cash flow, protecting the balance sheet and opportunistically returning capital to shareholders.”

Sequential Quarter Results
Operating revenues in the current quarter were $34.2 million higher compared to the preceding quarter. Operating revenues from oil and gas services were $19.1 million higher primarily due to the full quarter benefit of the merger of Era Group Inc. and Bristow Group Inc. on June 11, 2020 (“Merger”), partially offset by a decrease in utilization in our Africa and Europe Caspian regions. Operating revenues from fixed wing services were $8.8 million higher primarily due to higher utilization in Australia and the strengthening of the Australian dollar relative to the U.S. dollar. Operating revenues from U.K. SAR services were $4.4 million higher in the current quarter primarily due to increased flight hours and the strengthening of the British pound sterling relative to the U.S. dollar.
Operating expenses were $41.5 million higher in the current quarter primarily due to the full quarter impact of the Merger and the recognition of severance costs following the Merger.
General and administrative expenses were $3.7 million higher in the current quarter primarily due to the full quarter impact of the Merger.
During the current quarter, the Company sold ten H225 heavy, nine S-76C++ medium and twelve B407 single engine helicopters for cash proceeds of $40.5 million, resulting in losses of $8.5 million. During the preceding quarter, the Company sold one H225 heavy helicopter for cash proceeds of $11.7 million, resulting in gains of $5.5 million.
During the current quarter, the Company recognized a loss on impairment of $12.4 million related to the write down of inventory and a loss on impairment of $5.2 million related to helicopters that were transferred to held for sale assets. During the preceding quarter, the Company recognized losses on the impairment of its investment in Líder Táxi Aéreo S.A. (“Líder”) of $18.7 million and an inventory impairment of $0.5 million. The Company ended its minority ownership interest in Líder effective August 31, 2020.
During the current quarter, the Company recognized gains of $1.9 million from its equity investments compared to losses of $2.0 million in the preceding quarter. The preceding quarter included $4.8 million of losses from the investment in Lider.
During the preceding quarter, the Company recognized benefits of $15.4 million related to a decrease in the fair value of preferred stock derivative. The preferred stock was eliminated upon closing of the Merger.
During the current quarter and preceding quarter, the Company recognized a bargain purchase gain of $5.7 million and $75.4 million, respectively, related to the Merger. The current quarter gain was an adjustment to the previously calculated excess of the fair value of legacy Era’s identified assets acquired and liabilities assumed.
Other income, net of $10.6 million during the current quarter was primarily due to net foreign exchange gains of $6.9 million, a favorable interest adjustment to the Company’s pension liability of $0.9 million and other income related to Airnorth (government grants) of $2.7 million. Other income, net of $3.4 million in the preceding quarter was primarily due to net foreign exchange gains of $1.4 million, a favorable interest adjustment to the Company’s pension liability of $0.9 million and other income related to Airnorth (government grants) of $1.2 million.
Income tax expense was $8.6 million in the current quarter compared to an income tax benefit of $3.3 million in the preceding quarter. The income tax expense in the current quarter primarily related to changes in the blend of earnings, the tax impact of valuation allowances on the Company’s net operating losses and deductible business interest expense.
Calendar Quarter Results
Operating revenues in the current quarter were $9.0 million lower compared to the quarter ended September 30, 2019 (“prior year quarter”).
Operating revenues from oil and gas services were $6.5 million lower. Operating revenues in our Europe Caspian region were $16.0 million lower primarily due to lower utilization, partially offset by the strengthening of the British pound sterling relative to the U.S. dollar. Operating revenues in our Africa and Asia Pacific regions were $19.6 million and $3.6 million lower, respectively, primarily due to lower utilization. These decreases were partially offset by a $32.8 million increase in operating revenues in our Americas region due to the Merger.
Operating revenues from fixed wing services were $7.6 million lower in the current quarter primarily due to lower utilization.
Operating revenues from U.K. SAR services were $2.5 million higher in the current quarter primarily due to an increase in flight hours.

Operating expenses were $4.7 million lower in the current quarter. Lease costs were $5.9 million lower in the current quarter primarily due to aircraft lease rejections related to Old Bristow’s voluntary petitions seeking relief under Chapter 11 of Title 11 of the U.S. Code (“Chapter 11”) during the prior year quarter. Fuel, maintenance and other operating expenses were lower primarily due to the decrease in activity discussed above. These decreases were partially offset by an $11.5 million increase in personnel costs primarily due to a net increase in headcount and severance costs related to the Merger.
General and administrative expenses were $1.4 million higher in the current quarter primarily due to the impact of the Merger.
Depreciation and amortization expense was $12.8 million lower in the current quarter primarily due to the revaluation of assets in connection with the adoption of fresh-start accounting.
During the current quarter, the Company recognized a loss on impairment of $12.4 million related to the write down of inventory and a loss on impairment of $5.2 million related to helicopters that were transferred to held for sale assets. During the prior year quarter, Old Bristow recognized a loss on the impairment of H225 helicopters of $42.0 million, goodwill impairment of $17.5 million related to Airnorth and a $2.6 million impairment of the investment in Sky Futures Partners Limited.
During the current quarter, the Company sold ten H225 heavy, nine S-76C++ medium and twelve B407 single engine helicopters for cash proceeds of $40.5 million, resulting in losses of $8.5 million.
During the current quarter, the Company recognized gains of $1.9 million from its equity investments compared to gains of $0.6 million in the prior year quarter.
Interest expense was $9.3 million lower in the current quarter primarily due to lower debt balances.
Reorganization items incurred in the prior year quarter related to the Chapter 11 reorganization process.
During the current quarter, the Company recognized a bargain purchase gain of $5.7 million related to the Merger. The current quarter gain was an adjustment to the previously calculated excess of the fair value of legacy Era’s identified assets acquired and liabilities assumed.
Other income, net was $10.6 million in the current quarter compared to other expense, net of $6.6 million in the prior year quarter. Other income in the current quarter was primarily due to net foreign exchange gains of $6.9 million, a favorable interest adjustment to the Company’s pension liability of $0.9 million and other income related to Airnorth (government grants) of $2.7 million. Other expense, net in the prior year quarter was primarily due to net foreign exchange losses of $5.8 million and an unfavorable interest adjustment to the Company’s pension liability of $0.9 million.
The Company’s effective tax rate was (44.2)% in the current quarter compared to 11.8% in the prior year quarter. The change in the Company’s effective tax rate primarily related to changes in the blend of earnings, releases of valuation allowances on the Company’s net operating losses and nondeductible professional fees related to the Merger.
Liquidity and Capital Allocation
As of September 30, 2020, the Company had $301.4 million of unrestricted cash and $57.2 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $358.6 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
During the current quarter, the Company repurchased 345,327 shares for gross consideration of $7.6 million, representing an average purchase price of $21.93 per share.
In the current quarter, cash proceeds from dispositions of property and equipment were $40.5 million and purchases of property and equipment were $4.5 million, resulting in net (proceeds from)/purchases of property and equipment (“Net Capex”) of $(36.0) million. In the preceding quarter, cash proceeds from dispositions of property and equipment were $11.7 million and purchases of property and equipment were $2.8 million, resulting in Net Capex of $(8.8) million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, November 5, 2020, to review the results for the fiscal second quarter ended September 30, 2020. The conference call can be accessed as follows:
All callers will need to reference the access code 5314473.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 367-2403
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 777-6978
Replay
A telephone replay will be available through November 19, 2020 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through November 19, 2020. The accompanying investor presentation will be available on November 5, 2020 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Grant Newman at (713) 369-4692 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company also offers ad hoc helicopter and fixed wing transportation services. Bristow’s customers charter its helicopters primarily to transport personnel between onshore bases and offshore production platforms, drilling rigs and other installations. To a lesser extent, Bristow’s customers also charter its helicopters to transport time-sensitive equipment to these offshore locations.
Bristow’s core business of providing aviation services to leading global oil and gas companies and public and private sector SAR services, as well as fixed wing transportation and ad hoc services, provides it with geographic and customer diversity which helps mitigate risks associated with a single market or customer. Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements give Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.
Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: the COVID-19 pandemic and related economic repercussions have resulted, and may continue to result, in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for our services; expected cost synergies and other benefits of the merger (the “Merger”) of the entity formerly known as Bristow Group Inc. (“Old Bristow”) and Era Group Inc.(“Era”) might not be realized within the expected time frames, might be less than projected or may not be realized at all; the ability to successfully integrate the operations, accounting and administrative functions of Era and Old Bristow; managing a significantly larger company than before the completion of the Merger; diversion of management time on issues related to integration of the companies; the increase in indebtedness as a result of the Merger; operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected; our reliance on a limited number of customers and the reduction of our customer base as a result of bankruptcies or consolidation; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopters; the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a limited number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; information technology related risks; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; risks associated with significant increases in fuel costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s joint proxy and consent solicitation statement/prospectus (File No. 333-237557), filed with the United States Securities and Exchange Commission (the “SEC”) on May 5, 2020 and the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2020, which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Proxy Statement and in our filings with the SEC, all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts

	Successor		Predecessor
	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019
Revenue:
Operating revenue	$295,722	$261,508	$304,684
Reimbursable revenue	8,918	8,685	13,536
Total revenues	304,640	270,193	318,220

Costs and expenses:
Operating	231,953	190,436	236,655
Reimbursable expense	8,919	8,648	12,840
General and administrative	39,268	35,523	37,820
Merger-related costs	4,497	17,420	—
Depreciation and amortization	18,537	16,356	31,303
Total costs and expenses	303,174	268,383	318,618

Loss on impairment	(17,596)	(19,233)	(62,101)
Gain (loss) on asset dispositions	(8,473)	5,522	(230)
Earnings (losses) from unconsolidated affiliates, net	1,948	(1,978)	633
Operating loss	(22,655)	(13,879)	(62,096)

Interest income	434	262	270
Interest expense	(13,445)	(12,504)	(22,715)
Reorganization items, net	—	—	(93,943)
Gain on sale of subsidiaries	—	—	420
Change in fair value of preferred stock derivative liability	—	15,416	—
Bargain purchase gain	5,660	75,433	—
Other income (expense), net	10,592	3,386	(6,637)
Total other income (expense)	3,241	81,993	(122,605)
Income (loss) before income taxes	(19,414)	68,114	(184,701)
Benefit (provision) for income taxes	(8,578)	3,290	21,782
Net income (loss)	(27,992)	71,404	(162,919)
Net (income) loss attributable to noncontrolling interests	131	73	(55)
Net income (loss) attributable to Bristow Group Inc.	$(27,861)	$71,477	$(162,974)

Basic earnings (loss) per common share	$(0.95)	$18.41	$(4.54)
Diluted earnings (loss) per common share	$(0.95)	$5.16	$(4.54)

Weighted average common shares outstanding, basic	29,357,959	11,102,611	35,918,916
Weighted average common shares outstanding, diluted	29,357,959	38,988,528	35,918,916

EBITDA	$12,568	$96,974	$(130,683)
Adjusted EBITDA	$45,770	$49,780	$27,474
Adjusted EBITDA excluding asset dispositions	$54,243	$44,258	$27,704

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Successor		Predecessor
	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019
Oil and gas:
Europe Caspian	$98,495	$105,811	$114,537
Americas	93,102	58,160	60,330
Africa	21,237	30,015	40,855
Asia Pacific	2,920	2,703	6,564
Total oil and gas	215,754	196,689	222,286
UK SAR Services	56,978	52,622	54,499
Fixed Wing Services	20,310	11,472	27,891
Other	2,680	725	8
	$295,722	$261,508	$304,684

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Successor		Predecessor
	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019
Oil and gas:
Europe Caspian	12,330	12,476	14,708
Americas	10,891	5,169	9,370
Africa	1,743	1,457	4,271
Asia Pacific	62	85	264
Total oil and gas	25,026	19,187	28,613
UK SAR Services	2,797	2,169	2,645
Fixed Wing Services	3,391	2,164	3,594
	31,214	23,520	34,852

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Successor
	September 30, 2020	March 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$304,193	$199,121
Accounts receivable	216,638	180,683
Inventories	99,996	82,419
Assets held for sale	22,463	32,401
Prepaid expenses and other current assets	29,455	29,527
Total current assets	672,745	524,151
Investment in unconsolidated affiliates	89,924	110,058
Property and equipment	1,085,087	901,314
Accumulated depreciation	(55,557)	(24,560)
Net property and equipment	1,029,530	876,754
Right-of-use assets	281,164	305,962
Other assets	139,022	128,336
Total assets	$2,212,385	$1,945,261

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,668	$52,110
Accrued liabilities	224,536	200,129
Short-term borrowings and current maturities of long-term debt	64,027	45,739
Total current liabilities	351,231	297,978
Long-term debt, less current maturities	580,342	515,385
Preferred stock embedded derivative	—	286,182
Deferred taxes	55,699	22,775
Long-term operating lease liabilities	197,888	224,595
Deferred credits and other liabilities	15,683	22,345
Total liabilities	1,200,843	1,369,260

Redeemable noncontrolling interests	1,483	—
Mezzanine equity	—	149,785

Stockholders’ investment
Common stock	303	1
Additional paid-in capital	683,390	295,897
Retained earnings	326,721	139,228
Treasury shares, at cost	7,680	—
Accumulated other comprehensive income	(7,579)	(8,641)
Total Bristow Group Inc. stockholders’ investment	1,010,515	426,485
Noncontrolling interests	(456)	$(269)
Total stockholders’ investment	1,010,059	$426,216
Total liabilities, mezzanine equity and stockholders’ investment	$2,212,385	$1,945,261

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Successor		Predecessor
	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019
Net income (loss)	$(27,992)	$71,404	$(162,919)
Depreciation and amortization	18,537	16,356	31,303
Interest expense	13,445	12,504	22,715
Income tax (benefit) expense	8,578	(3,290)	(21,782)
EBITDA	$12,568	$96,974	$(130,683)
Special items (1)	33,202	(47,194)	158,157
Adjusted EBITDA	$45,770	$49,780	$27,474
(Gains) losses on asset dispositions, net	8,473	(5,522)	230
Adjusted EBITDA excluding asset dispositions	$54,243	$44,258	$27,704
(1)Special items include the following:

	Successor		Predecessor
	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2019
Organizational restructuring costs	$13,326	$3,011	$2,533
Loss on impairment	17,596	19,233	62,101
PBH intangible amortization	5,644	5,136	—
Merger-related costs	4,497	17,420	—
Government grants(2)	(2,201)	(1,760)	—
Bargain purchase gain	(5,660)	(75,433)	—
Early extinguishment of debt fees	—	615	—
Change in fair value of preferred stock derivative liability	—	(15,416)	—
Bankruptcy related costs	—	—	93,943
Loss on sale of subsidiaries	—	—	(420)
	$33,202	$(47,194)	$158,157
___________________________
(2)  COVID-19 related government relief grants

Pro Forma Q1 FY21 Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger for the period beginning April 1, 2020 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through June 30, 2020. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the three months ended June 30, 2020 (in thousands).

	Old Bristow	Era Group Inc.	Legacy Era	Pro Forma
	Three Months Ended June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	Three Months Ended June 30, 2020
Net income (loss)	$75,708	$(18,059)	$(4,305)	$53,344
Depreciation and amortization	15,914	7,818	443	24,175
Interest expense	11,755	2,650	749	15,154
Income tax (benefit) expense	(3,798)	(2,467)	508	(5,757)
EBITDA	$99,579	$(10,058)	$(2,605)	$86,916
Special items (1)	(49,696)	13,744	2,502	(33,450)
Adjusted EBITDA	$49,883	$3,686	$(103)	$53,466
(Gains) losses on asset dispositions, net	(5,527)	141	5	(5,381)
Adjusted EBITDA excluding asset dispositions	$44,356	$3,827	$(98)	$48,085
(1)Special items include the following:

	Old Bristow	Era Group Inc.	Legacy Era	Pro Forma
	Three Months Ended June 30, 2020	April 1, 2020 - June 11, 2020	June 12 - 30, 2020	Three Months Ended June 30, 2020
Loss on impairments	$19,233	$—	$—	$19,233
Merger-related costs	15,103	13,575	2,317	30,995
PBH intangible amortization	4,951	169	185	5,305
Organizational restructuring costs	3,011	—	—	3,011
Early extinguishment of debt fees	615	—	—	615
Government grants(2)	(1,760)	—	—	(1,760)
Change in fair value of preferred stock derivative liability	(15,416)	—	—	(15,416)
Bargain purchase gain	(75,433)	—	—	(75,433)
	$(49,696)	$13,744	$2,502	$(33,450)
___________________________
(2)  COVID-19 related government relief grants

Pro Forma Q2 FY20 Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the three months ended September 30, 2019 (in thousands).

	Old Bristow	Era Group Inc.	Pro Forma
Net income (loss)	$(162,919)	$(2,059)	$(164,978)
Depreciation and amortization	31,303	9,312	40,615
Interest expense	22,715	3,464	26,179
Income tax (benefit) expense	(21,782)	515	(21,267)
EBITDA	$(130,683)	$11,232	$(119,451)
Special items (1)	158,157	396	158,553
Adjusted EBITDA	$27,474	$11,628	$39,102
(Gains) losses on asset dispositions, net	230	(754)	(524)
Adjusted EBITDA excluding asset dispositions	$27,704	$10,874	$38,578
(1)Special items include the following:

	Old Bristow	Era Group Inc.	Pro Forma
Bankruptcy related costs	$93,943	$—	$93,943
Loss on impairments	62,101	—	62,101
Organizational restructuring costs	2,533	—	2,533
Gain on disposal of subsidiaries	(420)	—	(420)
Merger-related costs	—	182	182
PBH intangible amortization	—	214	214
	$158,157	$396	$158,553

Pro Forma LTM Reconciliation
Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of Old Bristow and Era Group Inc. before the Merger for the period beginning October 1, 2019 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through September 30, 2020. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the twelve months ended September 30, 2020 (in thousands).

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	October 1, 2019 - June 30, 2020	October 1, 2019 - June 11, 2020	June 12 - 30, 2020	QTD September 30, 2020	LTM September 30, 2020
Net income (loss)	$(289,416)	$(26,159)	$(4,305)	$(27,992)	$(347,872)
Depreciation and amortization	52,374	26,662	443	18,537	98,016
Interest expense	113,954	9,606	749	13,445	137,754
Income tax (benefit) expense	(17,204)	(4,350)	508	8,578	(12,468)
EBITDA	$(140,292)	$5,759	$(2,605)	$12,568	$(124,570)
Special items (1)	253,109	21,898	2,502	33,202	310,711
Adjusted EBITDA	$112,817	$27,657	$(103)	$45,770	$186,141
(Gains) losses on asset dispositions, net	(5,325)	(2,920)	5	8,473	233
Adjusted EBITDA excluding asset dispositions	$107,492	$24,737	$(98)	$54,243	$186,374
(1)Special items include the following:

	Old Bristow	Era Group Inc.	Legacy Era	Bristow Group Inc.	Pro Forma
	October 1, 2019 - June 30, 2020	October 1, 2019 - June 11, 2020	June 12 - 30, 2020	QTD September 30, 2020	LTM September 30, 2020
Bankruptcy related costs	$454,906	$—	$—	$—	$454,906
Loss on impairments	28,824	2,369	—	17,596	48,789
Merger-related costs	21,433	18,933	2,317	4,497	47,180
PBH intangible amortization	20,453	596	185	5,644	26,878
Organizational restructuring costs	3,627	—	—	13,326	16,953
Early extinguishment of debt fees	615	—	—	—	615
Government grants(2)	(1,760)	—	—	(2,201)	(3,961)
Bargain purchase gain	(75,433)	—	—	(5,660)	(81,093)
Change in fair value of preferred stock derivative liability	(199,556)	—	—	—	(199,556)
	$253,109	$21,898	$2,502	$33,202	$310,711
___________________________
(2)  COVID-19 related government relief grants

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees and other costs paid in relation to the Merger, fresh-start accounting and the Chapter 11 Cases.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Successor
	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020
Net cash provided by (used in) operating activities	$41,857	$(6,866)
Plus: Proceeds from disposition of property and equipment	40,475	11,665
Less: Purchases of property and equipment	(4,523)	(2,849)
Free Cash Flow	$77,809	$1,950
Plus: Organizational restructuring costs	13,326	4,176
Plus: Merger-related costs	4,026	19,743
Less: Government grants	(2,201)	(1,760)
Adjusted Free Cash Flow	$92,960	$24,109
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	(35,952)	(8,816)
Adjusted Free Cash Flow excluding Net Capex	$57,008	$15,293

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
	Operating Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity
Heavy Helicopters:
S-92A	35	30	—	65	19
S-92A U.K. SAR	3	9	—	12	19
H225	—	—	2	2	19
AW189	6	1	—	7	16
AW189 U.K. SAR	11	—	—	11	16
	55	40	2	97
Medium Helicopters:
AW139	53	8	—	61	12
S-76 C+/C++	28	—	3	31	12
S-76D	8	—	2	10	12
B212	3	—	—	3	12
B412	—	—	2	2	13
	92	8	7	107
Light—Twin Engine Helicopters:
AW109	6	—	—	6	7
EC135	10	—	—	10	6
BO105	2	—	—	2	4
	18	—	—	18
Light—Single Engine Helicopters:
AS350	17	—	—	17	4
AW119	13	—	—	13	7
B407	7	—	—	7	6
	37	—	—	37

Total Helicopters	202	48	9	259
Fixed wing	7	5	3	15
UAV	—	2	—	2
Total Fleet	209	55	12	276
The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of September 30, 2020 and the percentage of operating revenue that each of our regions provided during the current quarter.

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe Caspian	57%	66	15	—	4	2	—	87
Africa	10%	7	22	—	—	—	3	32
Americas	27%	24	68	18	33	—	—	143
Asia Pacific	6%	—	2	—	—	—	12	14
Total	100%	97	107	18	37	2	15	276